Exhibit 4.29

EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (this “Agreement”) is made and entered into among:

Party A (the “Seller”): CHINA BAOAN GROUP CO., LTD.

Address: F28-29, Plaza A, BaoAn Square, 1002 Sungang East Road, Luohu District, Shenzhen

Legal Representative: Chen Zhengli

Party B (the “Seller”): HENG FUNG INTERNATIONAL INVESTMENT CO., LTD.

Address: Room 411, New East Ocean Center, 9 Science Museum Road, Kowloon, Hong Kong

Legal Representative: Zeng Guangsheng

Party C (the “Seller”): HENGAN PROPERTY DEVELOPMENT (SHENZHEN) LTD.

Address: 21K, Plaza B, BaoAn Square, 1002 Sungang East Road, Luohu District, Shenzhen

Legal Representative: Chen Taiquan

Party D (the “Seller”): SHENZHEN HENGJI PROPERTY MANAGEMENT CO., LTD.

Address: F4, Honghu Garden A, 10 Honghu Road, Luohu District, Shenzhen

Legal Representative: Chen Lizhu

(Collectively, the “Sellers”)

Party E (the “Purchaser”): SHANGHAI GUILING INDUSTRIAL CO., LTD.

Address: Room 519, 2550 North Zhongshan Road, Putuo District, Shanghai

Legal Representative: Zhang Youjin

WHEREAS:

1. Shanghai BaoAn Enterprise Co., Ltd. (“Target One”), a company with limited liability duly incorporated and validly existing under the laws of the People’s Republic of China (the “PRC”), has a registered capital of US$17 million. Party A and Party B hold as to 25% and 75% shares of Target One, respectively.

2. Shanghai BaoAn Hotel Co., Ltd. (“Target Two”), a company with limited liability duly incorporated and validly existing under the laws of the PRC, has a registered capital of US$8 million. Party B and Party C hold as to 75% and 25% shares of Target Two, respectively.

3. Shanghai BaoAn Property Management Co., Ltd. (“Target Three”), a company with limited liability duly incorporated and validly existing under the laws of the PRC, has a registered capital of RMB5 million. Party C and Party D hold as to 10% and 90% shares of Target Three, respectively.

4. The Sellers wish to sell, and the Purchaser and a Hong Kong-based company designated by the Purchaser (“Purchaser HK Company”) wish to purchase, 100% shares of Target One, Target Two and Target Three (collectively, the “Targets”).

NOW, THEREFORE, after amiable negotiations and according to the PRC Company Law, the PRC Contract Law, and other currently effective PRC laws and regulations, all the parties hereto hereby agree as follows:

SECTION 1. EQUITY TRANSFER

1.1 Purchase Price. All the parties hereto agree that the Sellers shall transfer, and the Purchaser and the Purchaser HK Company shall purchase (this “Transfer”), 100% of the shares in the Targets for a price in the aggregate amount of RMB368,438,984.59. Each of the Sellers shall receive its portion of the purchase price as provided below:

1.1.1	Party A shall transfer 25% shares of Target One to the Purchaser for a price of RMB54,325,785.71;

1.1.2	Party B shall transfer 75% shares of Target One to the Purchaser HK Company for a price of RMB162,977,357.12;

1.1.3	Party B shall transfer 75% shares of Target Two to the Purchaser HK Company for a price of RMB97,011,553.40;

1.1.4	Party C shall transfer 25% shares of Target Two to the Purchaser for a price of RMB32,337,184.47;

1.1.5	Party C shall transfer 10% shares of Target Three to the Purchaser for a price of RMB2,178,710.39;

1.1.6	Party D shall transfer 90% shares of Target Three to the Purchaser for a price of RMB19,608,393.50.

1.2 In addition to the purchase price provided in Section 1.1 and prior to the payment thereof, as part of the consideration for and a condition precedent to this Transfer, the Purchaser shall repay Party A and its affiliates the indebtedness incurred by the Targets in the principal amount of RMB431,561,015.41.

1.3 The Sellers and the Purchaser hereby agree that the aggregate amount of the purchase price and repayment of indebtedness under Section 1.1 and Section 1.2 is RMB800 million (the “Payable Price”).

SECTION 2. PAYMENT OF THE PAYABLE PRICE

2.1 Within three (3) business days after the date hereof and as a security deposit of this Transfer, the Purchaser shall pay RMB50 million to a bank account jointly designated by the Sellers (the “Deposit”). The Deposit shall constitute the final installment on the Payable Price after the Purchaser completes the payment as provided under Section 2.2.

2.2 Before November 12, 2012, the Purchaser shall pay RMB750 million to a bank account jointly designated by the Sellers. The Deposit made pursuant to Section 2.1 shall automatically constitute part of the Payable Price and complete the payment of the entire Payable Price.

2.3 Within thirty (30) business days after the receipt of the entire Payable Price, the Sellers shall complete all the transfer procedures with respect to the Targets with Shanghai Municipal Commission of Commerce and relevant industry and commerce authorities.

SECTION 3. TRANSITIONAL PERIOD ARRANGEMENTS

3.1 Transitional period refers to the period from the date when the Deposit is received by the Sellers through the date when the entire Payable Price is received by the Sellers.

3.2 Within five (5) business days after the Deposit is received by the Sellers, the Sellers and the Purchaser shall jointly establish a transitional committee with eight (8) members, among whom the Sellers and the Purchaser shall each appoint four (4) members. The chairman of the committee shall be appointed by the Sellers, and the vice chairman shall be appointed by the Purchaser.

If the members appointed by the Sellers are employees of the Targets or the Sellers, all the expenses including salary, welfare and insurance of such members shall be paid by the Targets or the Sellers, as the case may be. The Purchaser shall pay all such expenses as incurred by the members appointed by the Purchaser.

3.3 Key Matters during the Transitional Period

3.3.1	During the transitional period, all the documents with respect to material operational matters of the Targets, including business matters such as external contracts, investment and cooperation, loans, guarantees, and material personnel changes, and other matters of which the subject matter is worth not less than RMB50,000, shall be executed jointly by the chairman and the vice chairman of the transitional committee. If any conflicts should arise between the chairman and the vice chairman of the transitional committee, the chairman shall have dispositive power and execute such documents.

3.3.2	During the transitional period, the Purchaser shall appoint a transitional committee member to each of the Targets in order to get familiarized with the operation and management of the Targets.

3.3.3	After the transitional period expires, the Purchaser shall be wholly responsible for the operation and management of the Targets.

SECTION 4. SPECIAL COVENANTS

4.1 Employee retention. Within twelve (12) months after this Transfer, the Purchaser undertakes to maintain the normal labor relations with the executive officers and other employees of the Targets, and not to arbitrarily dismiss any employee except for reasons attributed to such employee, such as violation of labor laws and regulations.

4.2 Except as otherwise provided hereunder, all the expenses incurred during this Transfer, including tax, deed tax and stamp tax, shall be respectively borne by the Sellers and/or the Purchaser according to relevant laws and regulations. In the absence of such relevant laws and regulations or in light of the ambiguity thereof, the Sellers and the Purchaser shall each bear 50% of such expenses. The Sellers and the Purchaser shall bear their own consultation, transportation and communication expenses in relation to this Transfer.

4.3 The Sellers have disclosed information in relation to the value-added tax imposed on the land and payable by the Targets for real estate development and sales, and the Purchaser hereby undertakes that such tax shall be borne and paid by the Purchaser or the Targets after this Transfer.

4.4 The Targets shall bear the expenses for administrative examination and approval, transfer and registration procedures with the industry and commerce authorities, operating expenses incurred by the Targets in the ordinary course of business during the transitional period (including interests accrued on the indebtedness provided under Section 1.2), and other reasonable expenses in connection with this Transfer.

4.5 Without breaching the provisions hereunder or the conditions of this transaction, all parties hereto unanimously agree that an equity transfer agreement or any other agreement required or approved by the examination and approval authorities or industry and commerce authorities may be separately executed.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Sellers.

5.1.1	The Sellers are companies duly organized and validly existing under the laws of the PRC and Hong Kong, have full capacity for civil conduct, and have full authority to enter into and perform this Agreement.

5.1.2	The Targets are all companies with limited liability duly organized and validly existing under the laws of the PRC, and have full and valid licenses and qualifications.

5.1.3	Prior to the date of this Agreement, the Sellers have truthfully disclosed to the Purchaser information with respect of credit facilities, mortgages, pledges and liens of the Targets incurred as of June 30, 2012, and pending litigations and arbitrations (as disclosed in the annex hereto), and warrant the truthfulness and validity of such disclosed information. The Sellers shall be liable to the direct economic liabilities caused by incomplete or false disclosure.

5.1.4	The execution and performance of this Agreement shall not breach any contract or agreement entered into by the Sellers to which they are parties, or any unilateral covenant and promise.

5.1.5	Party A shall have obtained the board resolution in relation to this Transfer before August 31, 2012.

5.1.6	At the end of the transitional period, the Targets shall have cash in the consolidated financial statements in aggregate amount of RMB10 million after the deduction of salaries and benefits payable, procurement costs, and taxes payable incurred during the transitional period. The Sellers, as applicable, shall make up any deficiency therein within five (5) business days after the transitional period expires, or retain any surplus thereof.

5.2 Representations and Warranties of the Purchaser.

5.2.1	The Purchaser and the Purchaser HK Company are companies duly organized and validly existing under the laws of the PRC and Hong Kong, have full capacity for civil conduct, and have full authority to enter into and perform this Agreement.

5.2.2	The Purchaser shall perform the payment obligations hereunder in a timely manner, and warrants the legality of its source of funding.

5.2.3	The Purchaser has fully understood and acknowledged the past and current conditions of the Targets before executing this Agreement, and undertakes to succeed to all of the businesses, assets, creditor’s rights and indebtedness of the Targets.

5.2.4	Unless disapproved by the relevant government authorities, within sixty (60) days after this Transfer, the Purchaser shall rename the real property held by the Target originally named “BaoAn Hotel”, but the Purchaser may choose whether or not to rename such Target at its sole discretion. The Purchaser undertakes not to use or advertise the Targets’ business succeeded by it after this Transfer in the name of the Sellers or their affiliates.

SECTION 6. RIGHTS AND OBLIGATIONS

6.1 Rights and Obligations of the Sellers

6.1.1	The Sellers shall collect repayment of indebtedness and the equity purchase price pursuant to this Agreement.

6.1.2	The Sellers shall be responsible for the transfer procedures and the registration with the industry and commerce authorities in connection with this Transfer.

6.1.3	The Sellers shall maintain the personnel stability and sound operation of the Targets during the transitional period.

6.1.4	The Sellers shall be bound by and subject to other provisions hereunder.

6.2 Rights and Obligations of the Purchaser

6.2.1	The Purchaser shall pay the indebtedness and the equity purchase price pursuant to this Agreement.

6.2.2	The Purchaser shall assist the Sellers in the transfer procedures and registration with the industry and commerce authorities in connection with this Transfer.

6.2.3	The Purchaser shall assist the Sellers in maintaining the stable and sound operation of the Targets during the transitional period.

6.2.4	The Purchaser shall be bound by and subject to other provisions hereunder.

SECTION 7. LIABILITIES

7.1 After executing this Agreement, the Sellers and the Purchaser shall specifically perform all of the obligations, covenants and warranties provided hereunder. Any non-performance or defective performance thereof shall be deemed as a breach. The non-breaching party or parties shall have the right to hold the breaching party or parties liable, and the breaching party or parties shall compensate the direct economic loss incurred by the non-breaching party or parties as a result of such breaching.

7.2 If the Purchaser fails to pay the Payable Price to the Sellers pursuant to the payment schedule provided hereunder, the Purchaser shall be given an extension period of five (5) business days. If the Purchaser fails to pay or pay in the full amount the Payable Price after such extension period expires, the Sellers shall have the right to retain the Deposit.

7.3 If, for reasons attributable to the Sellers, the Sellers fail to complete the transfer procedures and equity-change registration with the industry and commerce authorities, the Sellers shall be given an extension period of five (5) business days. If the Sellers fail to complete such procedures after such extension period expires, the Purchaser shall have the right to demand the return of twice the amount of the Deposit from the Sellers.

SECTION 8. CONFIDENTIALITY

The Sellers and the Purchaser shall hold in confidentiality all of the information contained herein. Any party or parties may not disclose in any form any information in relation to this Transfer without the written consent from the other party or parties, except for the circumstances provided as follows:

8.1 The Sellers and the Purchaser may disclose such information to any relevant third party or government authority in order to perform or consummate this Transfer, or remove any lien in relation to, finance, or compete the equity change of this Transfer.

8.2 The Sellers may disclose such information pursuant to the relevant listing rules.

8.3 The Sellers and the Purchaser may disclose such information to the relevant legal or financial counsultants or any other third-party consultants engaged specifically for this Transfer.

8.4 The Sellers and the Purchaser may disclose such information as required by the competent regulatory, administrative and judicial authorities or pursuant to the relevant laws and regulations.

SECTION 9. FORCE MAJEURE

Failure to perform part or all of the obligations hereunder by any party due to force majeure (including disapprovals by relevant government authorities) shall not be deemed as a breach under this Agreement; such party shall take all reasonable and practicable remedial actions as permitted under the circumstances to mitigate the loss caused by such force majeure. The party or parties affected by such force majeure shall give a written notice to other party or parties within five (5) business days after becoming aware of such force majeure. This Section 9 shall apply to all the provisions hereunder.

SECTION 10. DISPUTE RESOLUTION

All disputes arising out of or in connection with this Agreement shall be resolved through amiable negotiations; if the parties fail to reach an agreement under such negotiations, any party shall have the right to bring a lawsuit in the competent people’s court having jurisdiction over the disputed matter and the governing law shall be the PRC laws.

SECTION 11. MISCELLANEOUS

11.1 This Agreement shall be effective upon the satisfaction of all the following conditions:

11.1.1	Legal or authorized representatives of all the parties hereto shall have signed and affixed their seals to this Agreement;

11.1.2	The Sellers shall have received the Deposit in the amount of RMB50 million from the Purchaser; and

11.1.3	Party A shall have obtained the approval of its board of directors with respect to this Transfer.

11.2 Any amendments to or modifications of this Agreement shall be effective only upon the signature and the affixation of seals by the legal or authorized representatives of all the parties hereto.

11.3 If any provisions hereunder shall be deemed as invalid or ineffective, the remainder of this Agreement shall remain valid. Any matters not provided for hereunder shall be resolved through amiable negotiations and the execution of supplemental agreements.

11.4 This Agreement is executed in eight (8) counterparts with the Sellers holding five (5) and the Purchaser holding three (3) coutnerparts. Each counterpart shall have the same legal effect.

11.5 This Agreement is executed on August 12, 2012.

ANNEX: SCHEDULES OF BANK LOANS, MORTGAGES, PLEDGES, LIENS, LITIGATIONS AND ARBITRATIONS IN CONNECTION WITH THE TARGETS

(The remainder of this page is intentionally left blank.)

(Signature Page)

Party A: CHINA BAOAN GROUP CO., LTD. (Seal)

Legal or Authorized Representative: (Signature)

Party B: HENG FUNG INTERNATIONAL INVESTMENT CO., LIMITED (Seal)

Legal or Authorized Representative: (Signature)

Party C: Hengan Property Development (Shenzhen) Ltd. (Seal)

Legal or Authorized Representative: (Signature)

Party D: SHENZHEN HENGJI PROPERTY MANAGEMENT CO., LTD (Seal)

Legal or Authorized Representative: (Signature)

Party E: Shanghai Guiling Industrial Co., Ltd. (Seal)

Legal or Authorized Representative: (Signature)

ANNEX: SCHEDULES OF BANK LOANS, MORTGAGES, PLEDGES, LIENS, LITIGATIONS AND ARBITRATIONS IN CONNECTION WITH THE TARGETS

1.	Schedule of Bank Loans, Mortgages, Pledges and Liens in connection with the Targets

No.	Collateral	Title Certificate No.	Area	Owner

1	F1 Annex of BaoAn Mansion (Retained by Shanghai BaoAn Hotel Co., Ltd. (“Hotel”)	Hu Fang Di Pu Zi (2006) No. 051701	1,198.43 sq.m.	Hotel

2	F5 Annex of BaoAn Mansion	Hu Fang Di Pu Zi (2004) No. 117052	6,348.53 sq.m.	Hotel

3	F6-16 Annex of BaoAn Mansion	Hu Fang Di Pu Zi (2004) No. 080097	13,139.82 sq.m.	Hotel

4	Rooms 101, 102, 104, F2, F3 and F4 of Annex of BaoAn Mansion	Hu Fang Di Pu Zi (2011) No. 036565	34,475.21 sq.m.	Shanghai BaoAn Enterprise Co., Ltd.

5	F36 Main Building of BaoAn Mansion	Hu Fang Di Pu Zi (2003) No. 106050	1,126.01 sq.m.	Shanghai BaoAn Enterprise Co., Ltd.

Notes:

1.	The bank facilities referred to by the above collaterals is in aggregate amount of RMB720 million (from China Construction Bank Shenzhen Branch). The actual area of the above collaterals is subject to the registration information of the property ownership certificates.
2.	Hu Fang Di Pu Zi (2011) No. 036565 is the title certificate number for bank mortgages on the property, and the current title certificate number for such property is Hu Fang Di Pu Zi (2011) No. 056133.
3.	As of June 30, 2012, other than the disclosure above, there are no other currently effective bank loans, mortgages, pledges or liens incurred by the Targets.

2.	Schedule of Litigations and Arbitrations in connection with the Targets

No.	Cause of Action	Docket No.	Amount in Controversy	Proceeding

1	Neighboring relations disputes (Chen Huimin & Cen Qiangchu vs. Hotel)	(2012) Pu Min Yi (Min) Chu Zi No. 17789	None	Second Trial

Note: As of June 30, 2012, other than the disclosure above, there are no other on-going litigations or arbitrations in connection with the Targets.